Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into as of this 3rd day of May, 2012, between AXIS Specialty Limited (the “Company”) and Michael A. Butt (the “Executive”).

The Executive and the Company agree as follows:

1.	In connection with Executive’s retirement, the employment relationship between the Executive and the Company will terminate as of the date hereof (the “Termination Date”). Effective on the Termination Date, the Executive will resign all officer positions with the Company and its Affiliates (as defined below).

2.	In consideration of the covenants of the Executive and the release of claims by the Executive contained herein, the Company shall pay, or provide benefits to, the Executive as set forth below. Executive and Company hereby agree that these payments are in lieu of any and all amounts that Executive might otherwise claim from the Company or its Affiliates and, pursuant to Section 17 of the Service Agreement dated December 15, 2003 by and between Executive and the Company, as amended (the “Service Agreement”), Executive hereby waives any claim of right to any payment, right or benefit under the Service Agreement (including, without limitation, under Section 8 thereof) other than those set forth in this Separation Agreement. Provided that Executive has executed and delivered to the Company the General Release and Waiver set forth as Exhibit A hereto, and provided further that the statutory period during which Executive is entitled to revoke the General Release and Waiver has expired without revocation, the Company will make these payments on the schedule set forth herein:

(a)	3,204,674 U.S. Dollars, payable in a lump sum no later than sixty (60) days following the Termination Date;

(b)	the Executive shall be reimbursed for business expenses reasonably incurred by him prior to the Termination Date in accordance with the Company’s expense reimbursement program;

(c)	notwithstanding the terms of any applicable award agreements, all outstanding and unvested stock options and restricted stock granted to the Executive under AXIS Capital Holdings Limited’s (the “Parent”) equity-based incentive compensation plans (a complete list of which is attached hereto as Exhibit B) shall continue to vest on the applicable dates set forth in the applicable award agreements granting such shares, as if no termination of employment or service had occurred;

(d)

the Executive will be entitled to elect medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) continuation for the Executive (and the Executive’s dependents, if any) for a period up and until December 31, 2013 under the Company’s medical benefit plans or similar plans upon substantially the same terms and conditions as is then in existence for other executives during the coverage period; provided, however, that, in the event the Executive becomes reemployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease; and further provided that the Executive shall pay the full premium cost thereof;

(e)	the Executive’s vested accrued benefits under the Company’s pension and deferred compensation plans shall be paid to the Executive in accordance with the terms of such plans; and

(f)	Executive’s current 2012 flight benefits for personal use of Company aircraft will continue up and until December 31, 2012.

3.	The Executive acknowledges and agrees that he is not entitled to any salary, bonuses, long-term or short-term incentive compensation or other compensation, payments, rights or benefits of any kind in respect of his employment with the Company and/or other positions with its Affiliates, the termination of such employment and/or other positions, or under any of the compensation or benefit plans of the Company or its Affiliates, except as provided by this Agreement or under any benefit or equity plan or arrangement or as indemnification or director and officers liability insurance coverage or in connection with service as a non-executive director on the boards of directors of the Company or its Affiliates.

4.	At all times hereafter, (i) the Executive agrees not to make any disparaging statements about the Company, its Affiliates or their current or former officers, directors and/or employees, to anyone, including but not limited to the Company’s customers, competitors, suppliers, employees, former employees or the press or other media, and (ii) at all times hereafter, the Company agrees that it shall not make any disparaging statements about the Executive to anyone, except, in either case, if placed under legal compulsion to do so by a court or other governmental authority or such statements are normal competitive type statements or rebuttal of statements by the other.

5.	(a)	The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive’s own benefit or the benefit of any other person or entity other than the Company and its Affiliates or disclose to any person, other than an employee of the Company or other person to whom disclosure is made in the course of the performance by the Executive of his duties under that certain Consulting Agreement between the parties hereto dated contemporaneously herewith (the “Consulting Agreement”) (the disclosure of which shall be governed by the terms contained therein), any confidential, proprietary, secret or privileged information about the Company or its Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential, proprietary or privileged information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which shall have been obtained by the Executive during his employment, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive) or unless he is required to disclose such information by a court or by a governmental body with apparent authority to require such disclosure. The foregoing covenant by the Executive shall be without limitation as to time and geographic application. The Executive acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the Company, as evidenced by the signature of the Parent’s General Counsel.

(b)	For the avoidance of doubt, all trademarks, policy language or forms, products or services (including products and services under development), trade names, trade secrets, service marks, designs, computer programs and software, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment or under the instructions of the Company or its Affiliates are and shall be the absolute property of the Company and its Affiliates, as appropriate. Without limiting the foregoing, the Executive hereby assigns to the Company any and all of the Executive’s right, title and interest, if any, pertaining to insurance and reinsurance, risk assumption, risk management, brokerage, financial and other products or services developed or improved upon by the Executive (including, without limitation, any related “know-how”) while employed by the Company or its Affiliates, including any patent, trademark, trade name, copyright, ownership or other right that may pertain thereto.

(c)	Since the Executive has obtained in the course of the Executive’s employment with the Company and its Affiliates knowledge of trade names, trade secrets, know-how, products and services (including products and services under development), techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Affiliates, and their employees, clients, business or business opportunities, the Executive hereby undertakes that for the period from the date hereof through the first anniversary of the Termination Date without the prior written consent of the Company:

(i)	the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) encourage, entice, solicit or endeavor to encourage, entice or solicit away from employment with the Company or its Affiliates, or hire or cause to be hired, any employee of the Company or its Affiliates, or encourage, entice, solicit or endeavor to encourage, entice or solicit any such officer or employee to violate the terms of any employment agreement or arrangement between such individual and the Company or any of its Affiliates, provided that the foregoing shall not be violated by advertising not specifically targeted at the foregoing persons or by serving as a personal referral at any such person’s request to any entity with which Executive is not associated;

(ii)	the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) interfere with or disrupt or seek to interfere with or disrupt (A) the relationships between the Company and its Affiliates, on the one hand, and any customer or client of the Company and its Affiliates, on the other hand, (including any insured or reinsured party) who during the period of twenty-four months immediately preceding such termination shall have been such a customer or client, or (B) the supply to the Company and its Affiliates of any services by any supplier or agent or broker who during the period of twenty-four months immediately preceding such termination shall have supplied services to any such person, nor will the Executive interfere or seek to interfere with the terms on which such supply or agency or brokering services during such period as aforesaid have been made or provided; and

(iii)	the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) whether as an employee, consultant, partner, principal, agent, distributor, representative or stockholder (except solely as a less than one percent stockholder of a publicly traded company), engage in any activities in Bermuda, the United States or greater London if such activities are competitive with the businesses that (i) are then being conducted by the Company or its Affiliates and (ii) during the period of the Executive’s employment were either being conducted by the Company or its Affiliates or actively being developed by the Company or its Affiliates.

(d)	For purposes of this Agreement, an “Affiliate” of the Company includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.

(e)	The limitations on the Executive set forth in this Section shall also apply to any agent or other representative acting on behalf of the Executive.

(f)	While the restrictions aforesaid are considered by both parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions or the geographic, duration or other scope thereof shall be adjudged to be void as going beyond what is reasonable in the circumstances for the protection of the interests of the Company and its Affiliates but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or geographic or other area dealt with thereby reduced in scope then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

(g)

The Executive acknowledges that the Company and its Affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the Executive breaches his obligations under Section 5 hereof. Accordingly, the Executive agrees that the Company and its Affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by the

Executive of his obligations under Section 5 hereof in any Federal or state court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom, or, at the Company’s or any Affiliate’s election, in any other jurisdiction in which the Executive maintains his residence or his principal place of business. The Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its Affiliates to obtain such injunctive relief or otherwise enforce this Agreement, and the Executive agrees that process in any or all of those actions or proceedings may be served by registered mail or delivery, addressed to the last address of the Executive known to the Company or its Affiliates, or in any other manner authorized by law. The Executive further agrees that, in addition to any other remedies available to the Company or its Affiliates by operation of law or otherwise, because of any breach by the Executive of his obligations under Section 5 hereof he will forfeit any and all rights to any payments, distributions or benefits to which he might otherwise then be entitled by virtue of this Agreement and such payments, distributions or benefits may be suspended so long as any good faith dispute with respect thereto is continuing.

6.	Promptly after the Termination Date (or such other date specified by the Company in a written notice to the Executive), the Executive shall return all property of the Company and its Affiliates in the Executive’s possession or control, including, but not limited to, the Company’s credit, telephone, identification and similar cards, keys, cellular phones, computer equipment, software and peripherals and originals and copies of books, records, and other information pertaining to the business of the Company or its Affiliates; provided, however, that the Executive shall be permitted to retain any such property that is necessary to perform the services required under the Consulting Agreement or in Executive’s capacity as a non-executive director for the Company or its affiliates, and the return of such property shall be governed by the terms of the Consulting Agreement.

7.	The Executive shall, at the request of the Company, reasonably cooperate with the Company in the defense and/or investigation of any third party claim, dispute or any investigation or proceeding, whether actual or threatened, including, without limitation, meeting with attorneys and/or other representatives of the Company to provide reasonably requested information regarding same and/or participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company or an Affiliate and a third party or any government body with regard to matters related to Executive’s employment period with the Company. The Company shall reimburse the Executive for all reasonable expenses and costs incurred by him in connection with such assistance including, without limitation, reasonable travel expenses.

8.	This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to the principles of conflict of laws thereof.

9.	The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld therefrom pursuant to any applicable law or regulation.

10.	This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including the Service Agreement; provided, however, that the parties hereto acknowledge and agree that the covenants contained in Section 5(c) hereof are in addition to, and not in lieu of, any similar covenants contained in the Consulting Agreement, and that the Company shall be entitled to enforce either or both sets of covenants in its sole discretion. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.	Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

12.	This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are still payable to his hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

13.	Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such arty may subsequently by similar process give notice of:

If to the Company:

AXIS Specialty Limited

92 Pitts Bay Road

AXIS House

Pembroke HM 08 Bermuda

Attention: General Counsel

If to the Executive:

To the last address delivered to the

Company by the Executive in the

Manner set forth herein.

14.	This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

Executive

By	/s/ Michael A. Butt

Name:	Michael A. Butt
Title:	Chairman

AXIS Specialty Limited

By	/s/ John R. Charman

Name: John R. Charman
Title: Chief Executive Officer

Exhibit A

GENERAL RELEASE AND WAIVER

In consideration of the payment by AXIS Capital Holdings Limited (the “Company”) to or for the benefit of Michael A. Butt of the payments and benefits set forth in that certain Separation Agreement and Release by and between Michael A. Butt (“Executive”) and AXIS Specialty Limited dated May 3, 2012 (the “Separation Agreement”), and in compliance with the terms of the Separation Agreement, Executive hereby makes and delivers to the Company this General Release and Waiver (“Release”) as set forth herein:

1.	Release of All Claims.

Executive voluntarily, knowingly and willingly on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which he or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this Release is executed by Executive. In addition, this Release includes, without limitation, any rights or claims relating in any way to any and all employment relationships between Executive and the Company or any of the Company Releasees, or the termination thereof, arising under the Employment Act 2000 of Bermuda, the Human Rights Act 1981 of Bermuda, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), The Immigration Reform and Control Act, The Americans with Disabilities Act of 1990, The Age Discrimination in Employment Act of 1967 (“ADEA”), The Workers Adjustment and Retraining Notification Act, The Fair Credit Reporting Act, New York State Human Rights Law, New York Human Rights Law, New York Rights of Persons With Disabilities, New York Confidentiality of Records of Genetic Tests, New York Whistleblower Law, New York Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, New York Adoptive Parents’ Child Care Leave Law, New York Smokers’ Rights Law, New York Equal Pay Law, New York AIDS Testing Confidentiality Act, New York Nondiscrimination Against Genetic Disorders Law, New York Bone Marrow Leave Law, New York Equal Rights Law, New York Confidentiality of Records of Genetic Tests, New York Executive Law Section 290 et seq., The New York State Labor Relations Act, the general regulations of the New York State Division of Human Rights, The New York Labor Law, The New York Wage Hour and Wage Payment Laws, The New York Minimum Wage Law, as amended, The New York City Administrative Code, New York State Public Employee Safety and Health Act, New

York Executive Law §290 et seq., the New York City Charter and Administrative Code, New York Labor Law §740 et seq., the New York Legal Activities Law, New York Labor Law §201-d, the New York occupational safety and health laws, and any other federal, state or local law, statute, rule, regulation, or ordinance, any public policy, contract, tort, or common law whether of any state in the United States or Bermuda; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters. Executive is not waiving, and shall not be deemed to have waived, claims for indemnity or contribution that survive the termination of the Employment Agreement or allowable under the Company’s Bye-Laws.

2.	Acknowledgements and Affirmations.

a.	Executive affirms and agrees that the Company has fulfilled all of its obligations to him under Bermuda employment law, including without limitation the Employment Act 2000 as may be amended from time to time, and has not violated his rights under Bermudan employment law. Executive affirms and acknowledges that the payments made under the Separation Agreement fully, fairly and finally compensate him for any and all monies that may be due or become to him under Bermuda law in connection with his employment or termination of his employment, including without limitation any severance allowance or repatriation expenses.

b.	By signing this Release, Executive represents that Executive has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees. Executive further represents that he will not be entitled to any personal recovery in any action or proceeding of any nature whatsoever against the Company or any of the other Company Releasees that may be commenced on his behalf arising out of any of the matters released hereby.

c.	Executive agrees and acknowledges that the Company has fully satisfied any and all obligations owed him to arising out of his employment with the Company (or the termination thereof), and no further sums are owed to him by the Company except as expressly provided in the Separation Agreement.

d.	Executive affirms he has been granted any leave to which he was entitled under the Employment Act 2000 of Bermuda, the Family and Medical Leave Act or similar state or local leave or disability accommodation laws. Executive further affirms that he has no known workplace injuries or occupational diseases.

3.	Return and Possession of Property.

In each case, except as contemplated under the Separation Agreement and Consulting Agreement (as defined in the Separation Agreement), Executive affirms that he (i) has returned all of the Company’s property, documents, and/or any confidential information in his possession or control, and (ii) is in possession of all of his property that he had at the Company’s premises and that the Company is not in possession of any of his property.

4.	No Admission by Company.

The Company’s acceptance and acknowledgement of this Release and the payments and benefits set forth herein are not, and shall not be construed as, any admission of liability or wrongdoing on the part of the Company or any of the Company Releasees.

5.	Revocation Rights.

EXECUTIVE IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS RELEASE. EXECUTIVE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS RELEASE.

EXECUTIVE MAY REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO RICHARD T. GIERYN, JR., GENERAL COUNSEL, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF THE RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO RICHARD T. GIERYN, JR. OR HIS/HER DESIGNEE, OR MAILED TO RICHARD T. GIERYN, JR. AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS THIS RELEASE.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.

6.	No Assignment; Intended Beneficiaries.

This Agreement is personal to Executive and may not be assigned by Executive. This Agreement inures and will inure to the benefit of the Company and the other Company Releasees.

7.	Modification and Waiver.

This Agreement may not be changed orally, but may be changed only in a writing that expressly refers to this Agreement and that is signed by Executive and by a duly authorized representative of the Company. The failure of Executive or the Company to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by Executive or the Company of any breach or default by the other party of any term or provision of this Release will not operate as a waiver of any other breach or default.

8.	Descriptive Headings.

The Section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Release.

9.	Enforceability.

It is the desire and intent of the parties that the provisions of this Release shall be enforced to the fullest extent permissible. In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.

10.	Each Party the Drafter.

This Release, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Release because that party drafted or caused that party’s legal representatives to draft any of its provisions.

11.	Governing Law.

This Release shall be governed by, and construed and enforced in accordance with, the laws of New York, without reference to its choice of law rules. The parties hereby irrevocably consent to the jurisdiction of New York and courts located in New York for purposes of resolving any dispute under this Release and expressly waive any objections as to venue in any such courts.

12.	No Other Assurances.

Executive affirms and acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to execute and deliver this Release, except for those set forth in or expressly referenced herein.

Now therefore, intending to be fully and irrevocably bound by the terms hereof, Executive has executed this Release and has delivered it to AXIS Specialty Limited as of this 3rd day of May, 2012.

Executed and delivered by:

EXECUTIVE

By:	/s/ Michael A. Butt

Name:	Michael A. Butt
Title:	Chairman

Accepted by:

AXIS SPECIALTY LIMITED

By:	/s/ John R. Charman

Name:	John R. Charman
Title:	Chief Executive Officer

Exhibit B

Options

Grant Date	Granted	Outstanding	Grant Price	Expiration
30-Sep-2002	80,000	80,000	$12.65	30-Sept-2012
12-Dec-2002	40,000	40,000	$14.50	12-Dec-2012
02-Jan-2004	55,000	55,000	$29.62	3-May-2013¹
13-Jan-2005	55,000	55,000	$28.02	3-May-2013¹

Total	230,000	230,000

¹	Options expire 12 months after retirement.

Restricted Shares

Award Date	Unvested
09-Feb-2009	11,250
08-Feb-2010	37,500
01-Jan-2011	75,000
07-Feb-2011	56,250
06-Feb-2012	150,000

Total	330,000